Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 15, 2012, accompanying the financial statements of the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan included on Form 11-K for the years ended December 31, 2011 and 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sun Hydraulics Corporation on Forms S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001, File No. 333-119367, effective September 29, 2004, File No. 333-124174, effective April 19, 2005, File No. 333-158245, effective March 27, 2009, and File No. 333-177448 effective October 21, 2011).

/s/ Mayer Hoffman McCann P.C.

June 15, 2012
Clearwater, Florida